Exhibit 12.1
                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                              Three Months Ended
                                           March 29,      March 30,
                                             1997           1996
                                            ----------------------
Income before taxes                         $  3,075      $  1,376

Add fixed charges net of
   capitalized interest                           11             7
                                            --------      --------
Income before taxes and fixed
  charges (net of capitalized
  interest)                                 $  3,086      $  1,383
                                            ========      ========

Fixed charges:

Interest                                    $      7      $      5

Capitalized interest                               3             9

Estimated interest component
  of rental expense                                4             2
                                            --------      --------

Total                                       $     14      $     16
                                            ========      ========

Ratio of earnings before taxes and
  fixed charges, to fixed charges                220            86
